877 North 8th West, Riverton, WY  82501, USA, Ph:  (307) 856-9271, Fx:  (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. ENTERS INTO ACQUISITION, EXPLORATION AND DEVELOPMENT AGREEMENT

RIVERTON, Wyoming – November 1, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced it has entered into an acquisition, exploration and development agreement with private Denver, Colorado-based Cirque Resources LP (“Cirque”) to acquire a 40% working interest in an oil and gas prospect located in Kern County, California.

Under the terms of the agreement, USE has committed to pay approximately $2.5 million to earn a 40% working interest in approximately 6,200 net acres and to carry Cirque for a component of its drilling cost in a commitment well.  Cirque is the operator of the project and the commitment well is planned to be spud in the fourth quarter of 2010.  All subsequent wells will be drilled on a heads up basis.  The prospect is a Miocene target in the San Joaquin basin with an expected total drilling depth of approximately 13,000 feet.  The commitment well is targeting up to 300 feet of layered Stevens Sands in a stratigraphic trap on the flank of a prolific oil producing field in the basin.

Based on the results of the commitment well, additional seismic analysis may be applied to further delineate the overall prospect and prospective drilling program.  Geologic evaluation and current spacing suggest potential for numerous drilling locations.

“We are pleased to announce a new joint venture in an area of significant historical regional production with considerable potential,” said Keith Larsen, CEO of U.S. Energy Corp.  “We continue to expand our partnered initiatives with proven operators in an effort to continue to build a strong oil focused portfolio,” he added.

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Press Release
November 1, 2010

Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,"”target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with Cirque Resources LP, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells (referenced in this press release) will be productive. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed August 9, 2010.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
reggie@usnrg.com